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May 1, 1998



Highwoods Properties, Inc.
3100 Smoketree Court
Suite 600
Raleigh, North Carolina 27604

Ladies and Gentlemen:

This opinion is furnished in connection with the registration pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of 2,000,000 shares (the "Shares") of common stock, par value $.01 per share, of Highwoods Properties, Inc., a Maryland corporation (the "Company").

We have reviewed such documents and considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinions contained herein. Where we have considered it appropriate, as to certain facts we have relied, without investigation or analysis of any underlying data contained therein, upon certificates of officers or other appropriate representatives of the Company.

We express no opinion concerning any matter respecting or affected by any laws other than laws that a lawyer in North Carolina exercising customary professional diligence would reasonably recognize as being directly applicable to the Company.

Based upon and subject to the foregoing and the further limitations and qualifications hereinafter expressed, we are of the opinion that when the Shares have been issued in accordance with the terms of the Prospectus, the Shares will be legally issued, fully paid and non-assessable shares.

The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

This opinion letter is delivered solely for your benefit in connection with the registration of the Shares under the Securities Act and may not be used or relied upon by any other person or for any other purpose without our prior written consent in each instance. Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.



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We hereby consent to the filing of this opinion as an Exhibit to the
Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus.

Very truly yours,

ALSTON & BIRD LLP

                                     /S/ Robert H. Bergdolt
                                     ----------------------------
                                     Robert H. Bergdolt, Partner